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                                  EXHIBIT 10.4

                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EXECUTIVE EMPLOYMENT AGREEMENT, hereinafter referred to as the "Agreement," is entered into on this 15th day of September, 2001, at San Diego, California, by and between DIRECT III MARKETING, INC., a Delaware corporation, hereinafter referred to as "DIRECT III," and JAMES G. CLARK, hereinafter referred to as "Executive".

         Executive has substantial experience in the corporate financial and accounting matters. DIRECT III is entering into this Agreement in recognition of the importance of Executive's services as Executive Vice President and Chief Financial Officer to the continuity of management of DIRECT III and based upon its determination that it will be in the best interest of DIRECT III to encourage Executive's continued attention and dedication to Executive's duties on behalf of DIRECT III on into the future. (Certain capitalized terms used in this Agreement have the meanings ascribed to them in Section 22 below.)

         Effective as of the date first set forth above, hereinafter referred to as the "Effective Date," DIRECT III and Executive agree as follows:

         1. Employment Term. During the period specified in this Section 1,
            ---------------
DIRECT III shall employ Executive, and Executive shall serve DIRECT III on the terms and subject to the conditions set forth herein. The term of Executive's employment under this Agreement shall commence on the Effective Date, and subject to prior termination as provided in Section 9 below, shall continue through June 30, 2003. Unless Executive's employment has been earlier terminated, on and on each June 30th thereafter occurring during the term of Executive's employment (each such June 30th being an "Extension Date"), the term Executive's employment shall be extended by one (1) additional year so that, as extended, the term will expire on the next anniversary of that particular Extension Date (except that if the Scheduled Retirement Date is before the next anniversary of that particular Extension Date, the term shall be extended only through the Scheduled Retirement Date) unless, on or before the March 31 next preceding such Extension Date, either party has given notice to the other of Executive's or its intention that the term of Executive's employment should not be so extended. The term of Executive's employment under this Agreement as described herein above is sometimes referred to as the "Employment Period".

         2.       Duties, Responsibilities, Reporting, No Service for Others.
                  ----------------------------------------------------------

                  (a) At all times during this Employment Period, Executive (i) shall have the titles of Executive Vice President and Chief Financial Officer and shall perform the duties of those offices and such other duties in furtherance of DIRECT III's business, consistent with the offices of Executive Vice President and Chief Financial Officer, as may be assigned to Executive from time to time by the President and the Board of Directors of DIRECT III, hereinafter referred to as the "Board of Directors", (ii) shall be a member of the Board of Directors as long as desired by a majority of the Board of Directors, and (iii) shall devote Executive's entire business time, energy, talent, and best efforts to the faithful and efficient performance of Executive's duties as Executive Vice President and Chief Financial Officer and as a member of the Board of Directors.

                  (b) Executive shall report to and take direction from the President and Board of Directors.

                  (c) Executive shall not, at any time during the Employment Period, directly or

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indirectly, render any business, commercial, or professional services to any other person, firm, or organization (other than DIRECT III) for compensation without the prior approval of the Board of Directors (except that Executive may, without the prior approval of the Board of Directors, serve as a director or trustee of one or more other entities provided Executive's service in that capacity does not interfere with the performance by Executive of Executive's duties hereunder), nor shall Executive, directly or indirectly, have any debt or equity investment in any business enterprise (other than DIRECT III) engaged to any extent in the student loan origination, servicing, purchasing, selling, and securitization business. Nothing in this Agreement shall preclude Executive from devoting reasonable periods of time to charitable and community activities or the management of Executive's personal investment assets provided (i) such activities do not interfere with the performance by Executive of Executive's duties hereunder, and (ii) Executive does not invest, directly or indirectly, in any business entity (other than DIRECT III), except that Executive may invest in any such entity if its stock is publicly traded and Executive does not, alone or in concert with any other person or persons, have or acquire beneficial ownership of more than Two Percent (2%) of the outstanding stock of the entity.

         3. Compensation.
            ------------

                  (a) Base Salary. During the Employment Period, DIRECT III shall pay to Executive a base salary in regular equal installments in accordance with DIRECT III's usual payroll practice. Beginning October 1, 2001, the initial rate of Executive's base salary shall be ONE HUNDRED FORTY THOUSAND AND NO/100 DOLLARS ($140,000.00) per annum. On June 30, 2002, Executive's base salary shall be increased to ONE HUNDRED FIFTY-FIVE AND NO/100 DOLLARS ($155,000.00) per annum. The rate of Executive's base salary shall be reviewed at least annually towards the end of DIRECT III's fiscal year (with a first review to be completed no later than June 30, 2003), and may be adjusted at least once each year as may be determined by the Compensation Committee of the Board of Directors, hereinafter referred to as the "Compensation Committee".

                  (b) Annual Incentive Compensation. During the Employment Period, Executive will be a participant in DIRECT III's Annual Incentive Plan on such terms and with such target and maximum incentive bonus as the Compensation Committee may from time to time determine.

                  (c) Long-Term Incentive Compensation. During the Employment Period, and if implemented by the Board of Directors, Executive shall be a participant in DIRECT III's Stock Option Plan and shall receive such awards thereunder as the Compensation Committee may from time to time determine. Furthermore, it is anticipated that if Executive remains in Executive's position with DIRECT III through the each anniversary of Executive's initial hiring, Executive shall receive additional non-qualified stock option awards for additional shares of the common stock of DIRECT III as determined by the Compensation Committee.

         4. Employee Welfare Benefits. During the Employment Period, Executive
            -------------------------
shall be entitled to participate in, and shall receive benefits in accordance with the terms of all welfare benefits plans, practice, policies, and programs that are made available by DIRECT III to either salaried employees of DIRECT III (including any medical and life insurance plans and programs) or other similar executive officers of DIRECT III, whichever is greater.

         5. Retirement Benefits. During the Employment Period, Executive shall
            -------------------
be entitled to participate in the DIRECT III MARKETING 401(K) PLAN, and any other retirement benefits implemented by the Board of Directors, in each case in accordance with the terms and conditions of the applicable plan.

         6. Reimbursement for Business Expenses. Subject to such limitations as
            -----------------------------------
may be reasonably

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imposed by the Board of Directors from time to time during the Employment
Period, DIRECT III shall reimburse Executive for all reasonable employment-related expenses incurred by Executive in the performance of Executive's duties under this Agreement, provided that Executive appropriately accounts to DIRECT III with respect to all such expenses in accordance with the reimbursement accounting policies established by DIRECT III for similar executive officers from time to time during the term hereof.

         7. Vacations. During the Employment Period, Executive shall be entitled
            ---------
to take periodic vacations subject to the provisions of DIRECT III's vacation policy as in effect from time to time, but not less than FIVE (5) weeks per year, with such vacation to be taken at such time or times as Executive may determine in such manner as to avoid undue disruption to the business of DIRECT III.

         8. Effect of Disability While in the Employ of DIRECT III. If during
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the Employment Period, Executive becomes disabled by reason of physical or mental impairment to such an extent that Executive is unable to substantially perform Executive's duties under this Agreement (as determined in the reasonable judgment of the Board of Directors):

                  (a) DIRECT III may relieve Executive of the duties under this Agreement for as long as Executive is so disabled;

                  (b) DIRECT III shall pay to Executive, net of the offset referred to in the last sentence of this section 8(b), all base salary and annual incentive compensation, if any, to which Executive would have been entitled under this Agreement and the Annual Incentive Plan had Executive continued to be actively employed by DIRECT III to the earliest of (i) the first date on which Executive is no longer disabled, (ii) the date on which Executive's employment is terminated by DIRECT III due to the disability pursuant to Section 9(b), (iii) the date of Executive's death, or (iv) the end of the Employment Period due to any reason other than termination by DIRECT III due to disability pursuant to section 9(b) or death. Any payment referred to in this Section 8(b) shall be made at the same time as that payment would have been made if Executive were not disabled. Payments under this Section 8(b) for any period shall be offset, dollar for dollar, by any disability benefits (other than benefits payable pursuant to any disability income policy all of the premiums for which were paid by Executive) for that period that are received by Executive.

                  (c) Except as provided in this Section 8, DIRECT III shall have no further obligations to Executive for base salary or incentive compensation for any period during which Executive is so disabled.

         9. Termination.
            -----------

                  (a) At Expiration of Employment Period. If either party gives written notice to the other on or before the March 31 next preceding any Extension Date, of the respective party's intention that the term of Executive's employment not be extended by an additional one (1) year on that Extension Date, Executive's employment shall expire at the end of the then current term (June 30, 2003 or a later anniversary thereof) without any further notice by either party to the other.

                  (b) Death or Disability. Executive's employment hereunder will terminate immediately upon Executive's death. DIRECT III may terminate Executive's employment hereunder immediately upon giving notice of termination if Executive is disabled, by reason of physical or mental impairment, to such an extent that Executive has been unable to substantially perform Executive's duties under this Agreement (as determined in the reasonable judgment of the Board of Directors) for an aggregate of ninety (90) days (whether business or non-business days and whether or not consecutive)

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during any period of twelve consecutive calendar months.

                  (c) For Cause. DIRECT III may terminate Executive's employment under this Agreement for "Cause" (and Executive's employment will be deemed to have been terminated for "Cause") if, as of the date of termination, any of the following circumstances have occurred:

                           (1) Executive has materially failed to devote
Executive's entire business time, energy, talent, and best efforts to the performance of Executive's duties under this Agreement;

                           (2) Executive has been negligent, insubordinate or
disloyal in the performance of Executive's duties under this Agreement;

                           (3) Executive has failed to follow directions from
the Board of Directors with respect to a specified course of conduct;

                           (4) Executive has violated the provisions of this
Agreement;

                           (5) Executive has been convicted of any crime
involving an act of dishonesty; or

                           (6) Executive has committed an act or series of acts
of dishonesty in the course of Executive's employment;

as determined by the vote of a majority (excluding Executive) of all the members of the Board of Directors then in office. No termination of Executive pursuant to clause (1) above shall be effective unless and until Executive has first been given written notice of the conduct or circumstance purported to constitute "Cause" thereunder and, unless such conduct and circumstance is not reasonably susceptible of cure, Executive has filed with the Board of Directors notice of Executive's intent to cure that conduct or omission within thirty (30) days following receipt of that notice by Executive (which thirty [30] day period will be extended for up to an additional sixty [60] days if, and only if, and for so long, and only so long as (i) despite diligent efforts on Executive's part, Executive is unable to effect a cure within the original thirty [30] days and
(ii) Executive diligently and continuously makes a good faith effort, from and after the date of receipt of the notice, to effect a cure, and that effort is reasonably likely to result in cure). Termination for any other reason shall be effective on such current or prospective date as may be specified by DIRECT III when giving notice of the termination.

                  (d) By DIRECT III Without Cause. DIRECT III may terminate Executive's employment hereunder without Cause at any time upon notice from the Board of Directors to Executive. If employment is not to be extended and, as a result, Executive's employment terminates before Executive's Schedule Retirement Date, DIRECT III shall be deemed to have terminated Executive's employment without Cause as of the expiration of the then current term.

                  (e) By Executive Without Good Reason. Executive may terminate Executive's employment hereunder without Good Reason at any time upon notice from Executive to the Board of Directors. If Executive gives notice to DIRECT III under Section 9(a) of Executive's intention that the term of employment not be extended and, as a result, Executive's employment terminates before the Scheduled Retirement Date, Executive shall be deemed to have terminated Executive's employment without Good Reason as of the expiration of the current term.

                  (f) By Executive for Good Reason Within Two Years After a Change of Control. Executive may terminate Executive's employment hereunder for "Good Reason" at any time

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during the two (2) year period beginning on the date of a Change of Control upon ten (10) days advance notice from Executive to the Board of Directors. Executive shall be deemed to have "Good Reason" to terminate Executive's employment under this Agreement if, at any time during the two (2) year period beginning on the date of a Change of Control, (i) Executive is demoted from Executive's position of Executive Vice President and Chief Financial Officer of DIRECT III or Executive's responsibility and authorities in those capacities are materially reduced from their levels immediately before the occurrence of the Change of Control, (ii) Executive ceases to be a member of the Board of Directors by reason of any action taken by the Board of Directors or the Shareholders of DIRECT III without Executive's consent, (iii) Executive's base salary is reduced below its level as in effect immediately before the occurrence of the Change of Control or Executive is denied participation in the DIRECT III Annual Incentive Plan with an opportunity for annual bonus that is at least as favorable to Executive as the opportunity for such a bonus under the Annual Incentive Plan as in effect during the last fiscal year of DIRECT III completed before the occurrence of the Change of Control or, (iv) Executive is advised by DIRECT III that Executive's principal place of employment is being relocated without Executive's consent to a site more than thirty (30) miles from Executive's principal place of employment immediately before the occurrence of the Change of Control.

         10. Payment Upon Termination.
             ------------------------

                  (a) Termination by DIRECT III For Cause or by Executive For Other Than Good Reason within Two (2) years after a Change of Control. If Executive's employment hereunder is terminated by DIRECT III for Cause or by Executive other than for Good Reason during the two (2) years period beginning on the date of a Change of Control, DIRECT III shall pay to Executive, as soon as practicable after the Termination Date, any unpaid base salary earned through the Termination Date and any Annual Incentive Plan compensation to which Executive is entitled as of the Termination date in accordance with the terms of the Annual Incentive Plan then in effect, but no further base salary, Annual Incentive Plan compensation, or other benefits shall accrue or be payable for any period after the Termination Date.

                  (b) Termination Upon Death. If Executive's employment hereunder is terminated due to Executive's death, DIRECT III shall pay to the beneficiaries designated in writing by Executive or Executive's estate, as applicable, as soon as practicable after the Termination Date: (i) any unpaid base salary earned through the Termination Date, (ii) if the Termination Date falls after the end of a fiscal year but before the date on which payments are made under the Annual Incentive Plan for that prior fiscal year, the payment that would have been made to Executive under the Annual Incentive Plan for that prior fiscal year if Executive has remained in the employ of DIRECT III until the payments under that plan for that prior fiscal year had been made, (iii) for the fiscal year in which the Termination Date falls, an amount equal to Executive's Target Award for that current fiscal year under the Annual Incentive Plan, multiplied by a fraction, the numerator of which is the number of calendar days during that current fiscal year that fall on or before the Termination Date and the denominator of which is 365, and (iv) a lump sum amount equal to Executive's annual base salary as in effect immediately before Executive's death. Except as provided in the immediately preceding sentence, no further base salary, Annual Incentive Plan compensation, or other benefits shall accrue or be payable for any period after the Termination Date.

                  (c) Termination Due to Disability. If Executive's employment hereunder is terminated due to Executive's disability, DIRECT III shall pay to Executive, net of the offset referred to in the last sentence of this Section 10(c), all base salary and Annual Incentive Plan compensation, if any, to which the Executive would have been entitled under this Agreement and the Annual Incentive Plan had Executive continued to be actively employed by DIRECT III to the earliest of (i) the first anniversary of the Termination Date, (ii) the date of Executive's death, or (iii) Executive's Scheduled Retirement Date. Any payment referred to in this Section 10(c) shall be made at the same time as that payment would have

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been made if Executive were not disabled. Payments under this Section 10(c) for any period shall be offset, dollar for dollar, by any disability benefits (other than benefits payable pursuant to any disability income policy all of the premiums which were paid by Executive) for that period of time that are received by Executive. If payments under this Section 10(c) terminated on the first anniversary of the Termination Date (rather than due to Executive's death or the attainment of Executive's Scheduled Retirement Date) then: (x) if the Termination Date falls after the end of a fiscal year but before the date on which payments are made under the Annual Incentive Plan for that prior fiscal year, DIRECT III shall also pay to Executive the payment that would have been made to Executive under the Annual Incentive Plan for that prior fiscal year if Executive had remained in the employ of DIRECT III until the payments under that plan for that prior fiscal year had been made, and (y) DIRECT III shall also pay to Executive, for the fiscal year in which the Termination Date falls, an amount equals to Executive's Target Award for that current fiscal year under the Annual Incentive Plan, multiplied by a fraction, the numerator of which is the number of calendar days during that current fiscal year that fall on or before the Termination Date and the Denominator of which is 365. For purposes of this
Section 10(c), Executive's Target Award for any fiscal year in which no Target Award is set for Executive due to Executive's disability shall be deemed to be equal to the last Target Award set for Executive under the Annual Incentive Plan.

                  (d) Termination Without Cause (Other than in the Two Year Period Beginning on the Date of a Change of Control). If Executive's employment is terminated by DIRECT III without Cause and not on a date during the two (2) year period beginning on the date of a Change Control:

                           (1) DIRECT III shall pay to Executive, as soon as
practicable after the Termination Date, (A) any unpaid base salary earned through the Termination Date, (B), if the Termination Date falls after the end of a fiscal year but before the date on which payments are made under the Annual Incentive Plan for that prior fiscal year, the payment that would have been made to Executive under the Annual Incentive Plan for that prior fiscal year if Executive had remained in the employ of DIRECT III until the fiscal year in which the Termination Date falls, an amount equal to Executive's Target Award for that current fiscal year under the Annual Incentive Plan, multiplied by a fraction, the numerator of which is the number of calendar days during that current fiscal year that fall on or before the Termination Date and the denominator of which is 365.

                           (2) DIRECT III shall pay to Executive, on a regularly
scheduled payroll payment date that falls not more than twenty (20) calendar days after the Termination Date, a lump sum equal to one times the sum of (A) the dollar amount of the highest annual base salary that was payable to Executive at any time under this Agreement, plus (B) the dollar amount of the Applicable Annual Bonus (except that if Executive's Scheduled Retirement Date is less than TWELVE (12) full months after the Termination Date, the multiple shall not be one and one-half times but instead shall be a fraction, the numerator of which is the number of full or partial calendar months in the period starting with the Termination Date and ending with Executive's Scheduled Retirement Date, inclusive, and the denominator of which is TWELVE (12).

                           (3) Through the first to occur of (A) the end of the
TWELVE (12) month period following the Termination Date, or (B) Executive's Scheduled Retirement Date, DIRECT III shall provide to Executive continuing health and life insurance coverage, at the same levels (and at the same employee participation, if any) as was being provided to Executive immediately before the Termination Date.

                           (4) All stock options held by Executive on the
Termination Date shall vest as of the Termination Date (to the extent not previously vested) and shall thereafter be exercisable by Executive in accordance with their respective terms and the terms of the DIRECT III Stock Option Plan.

                           (5) All benefit accrued to Executive under the DIRECT
III Supplemental

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Executive Retirement Plan shall vest as of the Termination Date and shall be paid out pursuant to the terms of that plan and any election Executive may have made thereunder.

                           (6) All benefit accrued to Executive under the DIRECT
III Non-Qualified Deferred Compensation Plan shall vest as of the Termination Date and shall be paid out pursuant to the terms of that plan and any election Executive may have made thereunder.

                  (e) Termination During Two Year Period After Change of Control by DIRECT III Without Cause or by Executive for Good Reason. If, during the two year period beginning on the date of a Change of Control, Executive's employment hereunder is terminated by DIRECT III Without Cause or by Executive for Good
Reason:

                           (1) DIRECT III shall pay to Executive, as soon as
practicable after the Termination Date, (A) any unpaid base salary earned through the Termination Date, (B), if the Termination Date falls after the end of a fiscal year but before the date on which payments are made under the Annual Incentive Plan for that prior fiscal year, the payment that would have been made to Executive under the Annual Incentive plan for that prior fiscal year if Executive had remained in the employ of DIRECT III until the payments under that plan for that prior fiscal year had been made, and (C) for the fiscal year in which the Termination Date falls, an amount equal to Executive's Target Award for that current fiscal year under the Annual Incentive Plan, multiplied by a fraction, the numerator of which is the number of calendar days during that current fiscal year that fall on or before the Termination date and the denominator of which is 365.

                           (2) DIRECT III shall pay to Executive, on a regularly
scheduled payroll payment date that falls not more than twenty (20) calendar days after the Termination Date, a lump sum equal to one (1) times the sum of
(A) the dollar amount of the highest annual base salary that was payable to Executive at any time under this Agreement, plus (B) the dollar amount of the Applicable Annual Bonus.

                           (3) For the period beginning on the day after the
Termination Date and ending on the second anniversary of the Termination Date (the "Section 9(e) Benefit Period"), DIRECT III shall cause Executive to continue to be covered by and to participate in all Retirement Plans that Executive was entitled to be covered by and participating in as an officer of DIRECT III immediately before the Termination Date in the same manner and to the same extent as if Executive continued in the full time employ of DIRECT III throughout the Section 9(e) Benefit Period and as if all of Executive rights that had accrued through the Termination Date and that accrued thereafter through the Section 9(e) Benefit Period were fully vested, except where such coverage or participation is Impermissible. For these purposes: (A) the entire
Section 9(e) Benefit Period shall be included in determining Executive's years of service, (B) amounts received by Executive under Section 9(e)(3) and allocable to a multiple of base salary shall be deemed to be base salary received by Executive ratably during this Section 9(e) Benefit Period, and (c) amounts received by Executive under clause (a)(3) of Section 9(e) and allocable to a multiple of the Applicable Annual Bonus shall be deemed to be incentive compensation received by Executive Annual Bonus shall be deemed to be incentive compensation received by Executive ratably during the Section 9(e) Benefit Period. If at any time during the Section 9(e) Benefit Period, DIRECT III determines in good faith that continuing Executive's coverage by and participation in any of the Retirement Plans during the Section 9(e) Benefit Period is Impermissible, Executive shall not be covered by and participate in such affected plan or plans during the Section 9(e) Benefit Period, but DIRECT III shall, from time to time both during and after Section 9(e) Benefit Period, provide to Executive under this Agreement payments, benefits, and opportunities that, when added to the payments, benefit and opportunities available and payable to Executive under the Retirement Plans put Executive in the same position that Executive would have been in had Executive continued to be a full time employee of

DIRECT III and a participant in the Retirement Plans throughout the Section 9(e) Benefit Period to the same extent as Executive was participant immediately before the Termination Date.

                           (4) Through the first anniversary of the Termination
Date, DIRECT III shall provide to Executive continuing health and life insurance coverage, at the same levels (and at the same employee participation, if any) as was being provided to Executive immediately before the Termination Date.

                           (5) All stock options held by Executive on the
Termination Date shall vest as of the termination Date (to the extent not previously vested) and shall thereafter be exercisable by Executive in accordance with their respective terms and the terms of the DIRECT III Stock Option Plan.

                  (f) No Duty to Mitigate. Executive shall not be obligated to seek other employment or take any other action to mitigate the amounts payable to Executive under Executive's Agreement, and such amounts shall not be reduced or offset as a result of any other employment Executives obtains after the Termination Date.

                  (g) Payments and Benefit Constitute Exclusive Remedy. Executive agrees that if Executive's employment is terminated under circumstances entitling Executive to payment of any amounts and or provision of any benefit under this Section 10, Executive's role right and remedy against DIRECT III in connection with Executive's employment shall be to collect those amounts and/or receive those benefit, all as otherwise limited by the other provisions of this Section 10.

         11. Confidentiality, Non-solicitation, and Non-competition. Executive
             ------------------------------------------------------
acknowledges that the business in which DIRECT III engages is competitive and that Executive's employment with DIRECT III has required and will require that Executive have access to and knowledge of confidential and proprietary information pertaining to DIRECT III that is of vital importance to the success of DIRECT III's business; that the direct or indirect disclosure of any such confidential information to existing or potential competitors of DIRECT III would place it at a competitive disadvantage and would do material damage, financial and otherwise, to its business; and that by virtue of Executive's training, experience, and expertise, some of Executive's services to DIRECT III will continue to be special and unique.

                  (a) Confidentiality. Executive shall not, at any time on or after the Effective Date, except in connection with the performance of services hereunder or in furtherance of the business of DIRECT III, communicate, divulge, or disclose to any other person not a director, officer, employee, or affiliate of, or not engaged to render service to or for, DIRECT III or use for Executive's own benefit or purposes any confidential information of or relating to DIRECT III that Executive has obtained from it or any predecessor entity (whether obtained by Executive before, during, or after the term of Executive's employment under this Agreement and including any such information developed by Executive while employed by DIRECT III); except that this provision shall not preclude Executive form communication or use of information made known generally to the public by DIRECT III or by any party unrelated to Executive, or from making any disclosure required by applicable law, rules, regulations, or court or governmental or regulatory authority order or decree provided that, if practicable, Executive shall not make any such disclosure without first giving DIRECT III notice of intention to make that disclosure and had an opportunity to interpose an objection to the disclosure without first giving DIRECT III notice of intention to make that disclosure. All files, records, and documents pertaining to DIRECT III's business shall belong to and remain the sole and exclusive property of DIRECT III.

                  (b) Non-solicitation. During the period commencing on the Effective Date and continuing thereafter through the Termination Date, Executive shall not, except in connection with Executive's duties hereunder or otherwise for the sole account and benefit of DIRECT III, directly or indirectly, induce or solicit any employee of DIRECT III to leave its employ. If Executive's employment hereunder is terminated, the prohibition in the immediately preceding sentence shall extend for one year beyond the Termination Date.

                  (c) Non-competition. During the employment Period and continuing thereafter through the first (1st) anniversary of the Termination Date, Executive shall not, except in connection with Executive's duties hereunder or otherwise for the sole account and benefit of DIRECT III, directly or indirectly, engage in any business activity in which DIRECT III engages or has engaged in at any time during the Employment Period.

                  (d) Remedies Not Exclusive. In addition to other remedies provided by law or equity, upon breach by Executive of any of the restrictions contained in this Section 11, against Executive prohibiting any further breach of any such restrictions.

         12.  Indemnification; Reimbursement of Certain Expenses.
              --------------------------------------------------

                  (a) Indemnification. DIRECT III shall indemnify Executive, to the fullest extent permitted or authorized by DIRECT III's Code of Regulations, as it may from time to time be amended if Executive is made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Executive is or was director, officer, or employee of DIRECT III or any Subsidiary, or is or was serving at the request of DIRECT III or any Subsidiary as a director, trustee, officer, or employee of any other enterprise. The indemnification provided by this Section 12 shall not be deemed exclusive of any other rights which Executive may be entitled under the articles of incorporation or the regulations of DIRECT III or of any Subsidiary, or any agreement, vote of shareholder or disinterested directors, or otherwise, both as to action in Executive's official capacity and as to action in another capacity while holding such office, and shall continue as to Executive after Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of heirs, executors, and administrators of Executive.

                  (b) Reimbursement of Expenses. Expenses (including attorney's fees) incurred by Executive in defending any action, suit, or proceeding commenced or threatened against Executive for any action or failure to act as an employee, officer, or director of DIRECT III or any Subsidiary shall be paid by DIRECT III, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of Executive in which agrees to reasonably cooperate with DIRECT III or the Subsidiary, as the case may be, concerning the action, suit or proceeding, and (i) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that Executive's action or failure to act involved an act of omission undertaken with deliberate intent to cause injury to DIRECT III or a Subsidiary or with reckless disregard for the best interests of DIRECT III or a Subsidiary or (ii) if the action, suit, or proceeding is commenced or threatened against Executive for any action or failure to act as an officer or employee, to repay the amount if it ultimately determined that Executive is not entitled to be indemnified. The obligation of DIRECT III to advance expenses provided for in this Section 12(b) shall not be deemed exclusive of any other rights to which Executive may be entitled under the articles of incorporation or the regulations of DIRECT III or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise.

         13.  Arbitration.
              -----------

                  (a) Any controversy between the parties involving the construction or application of any of the terms, covenants, or conditions of this Agreement shall be submitted to arbitration in compliance with commercial rules of arbitration of the American Arbitration Association.

                  (b) The parties shall attempt to agree on the appointment of a single arbitrator to hear and determine the dispute. If the parties cannot so agree, each of the parties shall appoint one person as an arbitrator. The two arbitrators so chosen shall select a third arbitrator. Any arbitrator chosen hereunder must be a member of the National Academy of Arbitrators, and the arbitration shall be held in San Diego, California.

                  (c) The decision of the arbitrator(s) shall be final and conclusive on the parties. The expenses of arbitration shall be borne as determined and ordered by the arbitrator(s).

         14.  Gross-up of Payments Deemed to be Excess Parachute Payments.
              -----------------------------------------------------------

                  (a) DIRECT III and Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by DIRECT III to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by DIRECT III for Federal income tax purposes and with respect to which Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). If Executive's employment is terminated after a Change of Control occurs, the Accounting Firm which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 14, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together, with detailed supporting calculations, to DIRECT III and to Executive within thirty (30) days after the Termination Date or such earlier time as is requested by DIRECT III. DIRECT III and Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. DIRECT III shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 14.

                  (b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), DIRECT III shall make additional cash payments to Executive, form time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided by to Executive, in such amounts as are necessary to put Executive in the same position, after payment of all federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

                  (c) If the Internal Revenue Service determinates that any Payment gives rise, directly or indirectly, to liability on the part of Executive for excise tax under Section 4999 (and/or any penalties and/or any interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm. DIRECT III shall make further additional cash payments to Executive not later than the due date of any payment indicated by the internal Revenue Service with respect to these matters, in such amounts as are necessary to put Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 an no such penalties or interest had been imposed.

                  (d) If DIRECT III desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Executive shall, upon receipt from DIRECT III of an unconditional written undertaking to indemnify and hold Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with DIRECT III in that contest at DIRECT III's sole expense. Nothing in this Section 14(d) shall require Executive to incur any expense other than expenses with respect to which DIRECT III has paid to Executive sufficient sums so that after the payment of the expenses by Executive and taking into account the payment by DIRECT III with respect to that expense and any all taxes that may be imposed upon Executive as a result of Executive's receipt of that payment, the net effect is no cost to Executive. Nothing in this
Section 14(d) shall require Executive to extend the statute of limitation with respect to any item or issue in this tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect there to, Executive shall promptly pay to DIRECT III such amount as will leave Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that Executive would have been in if the refunded excise tax had never been paid.

         15. Merger of Transfer of Assets of DIRECT III. DIRECT III shall not
             ------------------------------------------
consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation, unless such other corporation shall assume this Agreement in signed writing and deliver a copy thereof to Executive. Upon such assumption the successor corporation shall become obligated to perform the obligations of DIRECT III under this Agreement, and the term "DIRECT III" as used in this Agreement shall be deemed to refer to such successor corporation.

         16. Waiver. No provision of this Agreement may be modified, waived, or
             ------
discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Executive and DIRECT III. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

         17. Entire Agreement. No agreement or representation, oral or
             ----------------
otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not set forth expressly in this Agreement.

         18. Notices. Notices under this Agreement will be effective immediately
             -------
upon delivery if delivered in person (or by facsimile with confirmation of receipt) to Executive (in case of notice to Executive) or in person (or by facsimile with confirmation of receipt) to the Board of Directors (in the case of notices to DIRECT III) or three (3) days after mailing if deposited in the United States mail, postage prepaid, and addressed:

                  If to Executive, to:
                                    James G. Clark
                                    3525 Del Mar Heights Road, Unit 615
                                    San Diego, California  92130
                                    Facsimile No.:  (858) 793-1184

                  And if to DIRECT III, to:

                                    Douglas L. Feist
                                    Executive Vice President and General Counsel
                                    Direct III Marketing, Inc.

                                    12760 High Bluff Drive, Suite 210
                                    San Diego, California  92130
                                    Facsimile No.:  (858) 793-1184

                  Either party may change the address to which notice that party may be mailed by notifying the other party or the change in the manner contemplated in this section.

         19. Severability. Any provision of this Agreement that is prohibited or
             ------------
unenforceable shall be ineffective to the extent, but only to the extent, of such prohibition or unenforceability without invalidating the remaining portions hereof and such remaining portions of this Agreement shall continue to be in full force and effect.

         20. Counterparts. This Agreement may be executed in two or more
             ------------
counterparts, each of which will be deemed an original, but all of which together shall constitute but one and the same instrument and a signature to anyone of such counterparts shall be deemed to be a signature to all such counterparts.

         21. Governing Law. The provision of this Agreement shall be governed by
             -------------
and construed in accordance with the laws of the State of Delaware applicable to contracts made in and to be performed entirely within that state.

         22.      Definitions.
                  -----------

                  (a) Accounting Firm. The Term "Accounting Firm" means the independent auditors of DIRECT III for the fiscal year preceding the year in which the earlier of (i) the Termination Date, or (ii) the year, if any, in which occurred the first Change of Control occurring after the Effective Date, and such firm successor or successors: provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, DIRECT III shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be then independent auditors for DIRECT III or any of its Affiliates.

                  (b) Act. The term "Act" means the Securities Exchange Act of 1934, as amended.

                  (c) Affiliate. The term "Affiliate" shall have the meaning ascribed to that term in Rule 12b-2 under the Act.

                  (d) Applicable Annual Bonus. The term "Applicable Annual Bonus" means the greatest of (i) the amount determined by adding together the dollar amounts of all annual incentive compensation awards payable to Executive with respect to the last three complete 12-month fiscal year of DIRECT III completed before the Termination Date and dividing the sum so obtained by three,
(ii) the target amount payable to Executive under the Annual Incentive Plan for the year in which the termination Date occurs, and (iii) the target amount payable to Executive under the Annual Incentive Plan for the first year in which a Change of Control occurs.

                  (e) Associates. The term "Associate" shall have the meaning ascribed to that term in Rule 12b-2 under the Act.

                  (f) Change of Control. A "Change of Control" of DIRECT III shall be deemed to have occurred if any of the following events occur:

                           (1) Any person (with or without the approval of the
Board of Directors) becomes the beneficial owner directly or indirectly (within the meaning of Rule 13d-3 under the Act) of more than Thirty Percent (30%) of DIRECT III then outstanding voting securities, measured on the basis of voting power, except that for these purposes:

                                    a. Beneficial ownership of more than Thirty
Percent (30%) of DIRECT III's then outstanding voting securities by any of (x) DIRECT III or any of its Subsidiaries, (y) a trustee or other fiduciary holding securities under an employee benefit plan of DIRECT III or any of its Subsidiaries, or (z) a corporation owned, directly or indirectly, by the shareholders of DIRECT III in substantially the same proportions as their ownership of DIRECT III voting securities shall be ignored; and

                                    b. Securities held by an underwriter
pursuant to an offering of such securities for a period not to exceed forty (40) days shall be deemed to be outstanding but shall not be deemed to be beneficially owned by such underwriter.

                           (2) The shareholders of DIRECT III approve a
definitive agreement of merger consolidation with any other corporation or business entity, other than merger or consolidation that would result in the voting securities of DIRECT III outstanding immediately prior to the consummation of the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least Fifty Percent (50%) of the combined voting power of the voting securities of the surviving entity of such merger or consolidation outstanding immediately after such merger or consolidation;

                           (3) Continuing Directors cease to constitute at least
a majority of the directors of DIRECT III; or

                           (4) The shareholders of DIRECT III approve a plan of
complete liquidation or dissolution of DIRECT III or an agreement for the sale or deposition by DIRECT III of all or substantially all of DIRECT III's assets.

                  (g) Continuing Directors. The term "Continuing Directors" means any directors of DIRECT III who either (I) were directors of DIRECT III on the Effective Date, or (ii) become directors of DIRECT III after the Effective Date and whose election or nomination for election by the shareholder of DIRECT III was duly approved, either by a specific vote or by approval of the proxy statement issued by DIRECT III in which such individuals were named as nominees for directors of DIRECT III, by a majority of the Continuing Directors who were at the time of election or nomination directors of DIRECT III.

                  (h) Impermissible. The term "Impermissible", when used in the context of Executive's continued coverage by and participation in any of the Retirement Plans shall mean that such a continuation would violate the provisions of any such plan, would cause any such plan to fail to be qualified under Section 401(a) of the Internal Revenue Code, would require shareholder approval, or would be unlawful.

                  (i) Person. The Term "Person" means any individual, firm, corporation, partnership, or other entity and includes the Affiliates and Associates of such Person.

                  (j) Retirement Plans. The Term "Retirement Plans" means the DIRECT III MARKETING 401(k) PLAN, and any other retirement plans implemented by the Board of Directors for DIRECT III, in all cases, as from time to time amended, restarted or otherwise modified, including any plan that, after the Effective Date, succeeds, replaces, or is substituted for any such plan, and all retirement plans of any nature maintained by DIRECT III in which Executive was participating prior to the Termination Date. Reference to a "Retirement Plan", in the singular, means any of the Retirement Plans.

                  (m) Scheduled Retirement Date. The Term "Scheduled Retirement Date" shall mean Executive's sixty-fifth (65th) birthday.

                  (n) Subsidiary. A "Subsidiary", as of any time, means any corporation, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at that time by DIRECT III.

                  (o) Target Award. The term "Target Award" means Executive's target award set by the Compensation Committee under DIRECT III Annual Incentive Plan, without regard to whether or not or to what extent the award may actually be paid, taking into account performance measures and other conditions of eligibility for payment.

                  (p) Termination Date. The term "Termination Date" means the date on which Executive's employment with DIRECT III terminates.

         IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first written above.

DIRECT III:                                          Executive:

DIRECT III MARKETING, INC.
a Delaware corporation

By:  /s/ Michael H. Shaut                     /s/ James G. Clark
      ----------------------------------    ------------------------------------
      MICHAEL H. SHAUT                               JAMES G. CLARK
      President and Chief Operating Officer